EXHIBIT 16.1

April 14, 2023

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.W.

Washington, D.C. 20549-7561

We have read the statements of Evil Empire Designs, Inc. included under Item 9B on Form 10-K filed with  the Securities and Exchange Commission. We agree with such statements as they pertain to our firm.

/s/ Boyle CPA, LLC

Boyle CPA, LLC

Red Bank, NJ